Exhibit 99.2

HORSESHOE GAMING HOLDING CORP. AND SUBSIDIARIES

Reconciliation of Property EBITDA to Net Income

($ in thousands)

	Bossier City		Tunica	Hammond	Total

Casino revenue	255,583		255,669	316,347	827,599
Other revenue	51,263		47,331	28,852	127,446
Gross Revenue	306,846		303,000	345,199	955,045
Promotional expenses	(51,134)		(55,274)	(36,072)	(142,480)
Net revenue	255,712		247,726	309,127	812,565

Property EBITDA	54,611	(a)	89,221	80,644	224,476

Other:
Corporate (Includes Red Oak Insurance Subsidiary)					(23,378)
Deferred Comp					(10,229)
Loss on disposal of assets					(5,033)
Depreciation & amortization					(56,036)
Loss on extinguishment of debt					(9,683)

Operating income					120,117

Interest expense					(61,243)
Interest income					2,299
Other, net					(974)

Net income					$60,199

(a)  Includes $7.4 million accrued related to Louisiana relicensing.